Exhibit 99.1

One Ameren Plaza
1901 Chouteau Avenue
St. Louis, MO  63103

Ameren News Release

Contacts:

Media	Analysts	Investors
Tim Fox	Bruce Steinke	Investor Services
(314) 554-3120	(314) 554-2574	(800) 255-2237
tfox2@ameren.com	bsteinke@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN REPORTS FIRST QUARTER 2005 EARNINGS
Reaffirms 2005 Earnings Guidance

    St. Louis, Mo., Apr. 28, 2005 --- Ameren Corporation (NYSE: AEE) today announced first quarter 2005 net income of $121 million, or 62 cents per share, compared to first quarter 2004 net income of $97 million, or 55 cents per share.

    “We are off to a solid start in 2005,” said Gary L. Rainwater, chairman, chief executive officer and president of Ameren Corporation. “Our net earnings in the first quarter of 2005 benefited from higher prices for interchange power sales, the addition of Illinois Power Company and improved availability and capacity factors at our power plants. Milder winter weather, reduced emission credit sales and higher fuel costs offset some of the positive factors this year.”

    Revenues in the first quarter of 2005 increased to $1.6 billion from $1.2 billion in 2004. The September 2004 acquisition of Illinois Power Company added electric revenues of $235 million and gas revenues of $197 million over the first quarter of 2004. Interchange revenues increased by $14 million over the prior year to $113 million in the first three months of 2005 with revenues of almost $38 per megawatthour versus approximately $31 per megawatthour in the first three months of 2004. As part of Ameren’s overall environmental compliance strategy, there were no emission credit sales in the first quarter of 2005 versus sales of $15 million in the same period a year ago.

    Excluding the effect of the Illinois Power Company acquisition, weather-sensitive residential and commercial electric megawatthour sales were down 2 percent and 1 percent, respectively, in the first quarter of 2005, compared to 2004. Heating degree days in the first quarter of 2005 were approximately 4 percent below the mild year-ago period in Ameren’s service territory. Excluding the effect of the Illinois Power Company acquisition, industrial electric megawatthour

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sales in the first quarter were down 6 percent in 2005 versus the year-ago period due to the expiration and non-renewal of low-margin power sales contracts.

    Operating expenses rose $361 million in the first quarter of 2005, compared to the year-ago period. This increase was principally due to the acquisition of Illinois Power Company, which added $388 million in operating expenses in 2005. In addition, fuel costs rose in the first quarter of 2005 over 2004, principally at the company’s coal-fired generating plants. These cost increases were offset, in part, by lower purchased power costs due to increased availability of our power plants and lower industrial sales.

    Illinois Power Company contributed net income of $21 million to Ameren’s earnings in the first quarter of 2005. After considering the additional common shares issued to fund the Illinois Power Company acquisition, the transaction was accretive to Ameren’s earnings by 3 cents per share in the first quarter of 2005, consistent with the company’s expectations. The acquisition of Illinois Power Company was accretive by 7 cents per share to Ameren’s earnings in the fourth quarter of 2004.

    “The integration of Illinois Power is well underway,” noted Rainwater. “Late last year, 230 Illinois Power employees accepted a voluntary separation opportunity. Those employees will leave the company throughout 2005. In addition, we reorganized our entire Illinois operations in the first quarter. In early April, we converted some key financial systems and expect to convert the remaining systems, including customer service systems, later this year. In addition, as part of our recapitalization of Illinois Power beginning late last year, we contributed equity to Illinois Power and reduced high-cost debt by $770 million. These actions have resulted in significant interest expense savings and have helped raise Illinois Power’s credit ratings to solid investment-grade categories. We are executing our integration plan very well and remain on track for achieving expected synergies and earnings contributions from this acquisition.”

    Ameren also announced today that it is reaffirming that its 2005 earnings are expected to range between $2.90 and $3.10 per share. Ameren’s guidance assumes normal weather and is subject to, among other things, plant operations, energy market and economic conditions, unusual or otherwise unexpected gains or losses and other risks and uncertainties outlined in Ameren’s Forward-looking Statements.

    Ameren will conduct a conference call for financial analysts at 9:00 a.m. (Central Time) on Thursday, April 28, 2005, to discuss first quarter 2005 earnings and other matters related to the company. Investors, the news media and the public may listen to a live Internet broadcast of the

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Ameren analyst call at www.ameren.com by clicking on "Q1 2005 Ameren Corporation Earnings Conference Call," then the appropriate audio link. A slide presentation is also available on Ameren’s Web site that reconciles earnings per share between the first quarter of 2004 and the first quarter of 2005. This presentation will be posted in the Investors section of the site under presentations and will be provided in a .pdf format. The analyst call will also be available for replay on the Internet for one year. Telephone playback of the conference call will also be available beginning at 12:00 p.m. (Central Time), from April 28 through May 5, by dialing, U.S. (888) 203-1112; international (719) 457-0820, and entering the number: 2743283.

    With assets of more than $17 billion, Ameren serves approximately 2.3 million electric customers and more than 900,000 natural gas customers in a 64,000 square mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 15,000 megawatts.

Regulation G

    In addition to presenting electric revenues and statistics on a consolidated basis, Ameren has presented electric revenues and statistics for the first three months of 2005, excluding Illinois Power Company. Ameren believes this information is useful because it enables readers to compare results between periods without giving effect to the Illinois Power Company acquisition that was completed in September 2004.

Forward-looking Statements

    Statements made in this release, which are not based on historical facts, are "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such "forward-looking" statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in past and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such "forward-looking" statements:

•	regulatory actions, including changes in regulatory policies and ratemaking determinations;
•	changes in laws and other governmental actions, including monetary and fiscal policies;
•
the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as when the current electric rate freeze and current power supply contracts expire in Illinois in 2006;

•	the effects of participation in the Midwest Independent Transmission System Operator;
•
the availability of fuel for the production of electricity, such as coal and natural gas, and purchased power and natural gas for distribution, and the level and volatility of future market prices for such commodities, including the ability to recover any increased costs;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest;
•	business and economic conditions, including their impact on interest rates;

•	disruptions of the capital markets or other events that make Ameren’s access to necessary capital more difficult or costly;
•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
•	actions of credit ratings agencies and the effects of such actions;
•	weather conditions and other natural phenomena;
•	generation plant construction, installation and performance;
•	operation of Ameren’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•
the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements will be introduced over time, which could have a negative financial effect;

•	labor disputes, future wages and employee benefits costs, including changes in returns on benefit plan assets;
•	difficulties in integrating Illinois Power Company with Ameren’s other businesses;
•
changes in the energy markets, environmental laws or regulations, interest rates, or other factors that could adversely affect assumptions in connection with the CILCORP Inc. and Illinois Power Company acquisitions;

•	the impact of conditions imposed by regulators in connection with their approval of Ameren’s acquisition of Illinois Power Company;
•	the inability of Ameren’s counterparties to meet their obligations with respect to Ameren’s contracts and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by Ameren generating facilities or required to satisfy energy sales made Ameren;
•	legal and administrative proceedings; and
•	acts of sabotage, war or terrorist activities.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended
	March 31,
	2005	2004
Electric Sales - KWH (in millions):
Residential	6,274	4,943
Commercial	5,818	4,819
Industrial	5,191	4,380
Wholesale	2,478	2,490
Other	196	83
Native	19,957	16,715
Interchange sales	3,008	3,245
Total	22,965	19,960

Electric Revenues - (in millions):
Residential	$374	$286
Commercial	316	243
Industrial	201	165
Wholesale	86	86
Other	12	6
Native	989	786
Interchange sales	113	99
Other	27	30
Total	1,129	915

Power Supply (%):
Fossil	68.0	78.1
Nuclear	9.7	10.4
Hydro	2.2	1.7
Purchased	20.1	9.8

Fuel Cost per KWH (cents)	1.128	1.075
Gas Sales - MMBTU (in thousands)	51,782	35,036

	March 31,	December 31,
	2005	2004
Common Stock:
Shares outstanding (in millions)	195.8	195.2
Book value per share	$29.81	$29.71

Capitalization Ratios:
Common equity	49.6%	49.1%
Preferred stock	1.7%	1.7%
Debt, net of cash	48.7%	49.2%

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited) (In millions, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004

Operating Revenues:
Electric	$1,129	$915
Gas	496	301
Other	1	2
Total operating revenues	1,626	1,218

Operating Expenses:
Fuel and purchased power	416	273
Gas purchased for resale	354	213
Other operations and maintenance	345	306
Depreciation and amortization	157	130
Taxes other than income taxes	91	80
Total operating expenses	1,363	1,002
Operating Income	263	216

Other Income and (Deductions):
Miscellaneous income	7	8
Miscellaneous expense	(1)	(1)
Total other income and (deductions)	6	7

Interest Charges and Preferred Dividends:
Interest	74	64
Preferred dividends of subsidiaries	3	3
Net interest charges and preferred dividends	77	67

Income Before Income Taxes	192	156

Income Taxes	71	59

Net Income	$121	$97

Earnings per Common Share - Basic and Diluted:	$0.62	$0.55

Average Common Shares Outstanding	195.3	174.3

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited) (In millions)

	March 31,	December 31,
	2005	2004

ASSETS
Current Assets:
Cash and cash equivalents	$30	$69
Accounts receivable - trade	501	442
Unbilled revenue	246	336
Miscellaneous accounts and notes receivable	44	38
Materials and supplies, at average cost	563	623
Other current assets	54	74
Total current assets	1,438	1,582
Property and Plant, Net	13,332	13,297
Investments and Other Non-Current Assets:
Investments in leveraged leases	136	140
Nuclear decommissioning trust fund	235	235
Goodwill and other intangibles, net	927	940
Other assets	449	411
Total investments and other noncurrent assets	1,747	1,726
Regulatory Assets	816	829

TOTAL ASSETS	$17,333	$17,434

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$351	$423
Short-term debt	421	417
Accounts and wages payable	365	567
Taxes accrued	113	26
Other current liabilities	425	374
Total current liabilities	1,675	1,807
Long-term Debt, Net	4,982	5,021
Preferred Stock of Subsidiary Subject to Mandatory Redemption	20	20
Deferred Credits and Other Non-Current Liabilities:
Accumulated deferred income taxes, net	1,870	1,886
Accumulated deferred investment tax credits	137	139
Regulatory liabilities	1,056	1,042
Asset retirement obligations	445	439
Accrued pension and other post-retirement benefits	806	756
Other deferred credits and liabilities	295	315
Total deferred credits and other noncurrent liabilities	4,609	4,577
Preferred Stock of Subsidiaries Not Subject to Mandatory Redemption	195	195
Minority Interest in Consolidated Subsidiaries	14	14
Stockholders' Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	3,976	3,949
Retained earnings	1,903	1,904
Accumulated other comprehensive loss	(28)	(45)
Other	(15)	(10)
Total stockholders' equity	5,838	5,800

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,333	$17,434

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited) (In millions)

	Three Months Ended
	March 31,
	2005	2004

Cash Flows From Operating Activities:
Net income	$121	$97
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	157	130
Amortization of nuclear fuel	8	8
Amortization of debt issuance costs and premium/discounts	3	3
Deferred income taxes, net	3	(24)
Deferred investment tax credits, net	(2)	(3)
Coal contract settlement		9
Other	23	30
Changes in assets and liabilities:
Receivables, net	20	37
Materials and supplies	60	75
Accounts and wages payable	(168)	(181)
Taxes accrued	87	79
Assets, other	(1)	(15)
Liabilities, other	46	(1)
Net cash provided by operating activities	357	244

Cash Flows From Investing Activities:
Capital expenditures	(210)	(165)
Nuclear fuel expenditures	(3)	(3)
Other	11	7
Net cash used in investing activities	(202)	(161)

Cash Flows From Financing Activities:
Dividends on common stock	(124)	(116)
Capital issuance costs	-	(22)
Redemptions, Repurchases and Maturities:
Nuclear fuel lease	-	(67)
Short-term debt	-	(159)
Long-term debt	(189)	(100)
Issuances:
Common stock	30	903
Short-term debt	4	-
Long-term debt	85	-
Net cash provided by (used in) financing activities	(194)	439

Net Change In Cash and Cash Equivalents	(39)	522
Cash and Cash Equivalents at Beginning of Year	69	111

Cash and Cash Equivalents at End of Period	$30	$633